Exhibit 21.1

Subsidiaries of Natrol, Inc.

Natrol Products, Inc.

Natrol Acquisition, Corp.

Natrol Real Estate, Inc.

Natrol Real Estate II, Inc.

Natrol Direct, Inc.

Prolab Nutrition, Inc.

Natrol (UK), Limited.

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